Exhibit 10.58
Amendment to
BearingPoint, Inc. Performance Cash Award Agreement
          In accordance with the Sections 10 and 17 of the BearingPoint, Inc. Performance Cash Award Agreement (the “Agreement”), the Compensation Committee of the Board of Directors of BearingPoint, Inc. hereby amends the Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and related regulations or Treasury pronouncements (collectively, “Section 409A”). This amendment shall apply to all previously awarded and outstanding Performance Cash Awards which amendment shall be incorporated as “Exhibit A” to the Agreement (the “Amendment”) and shall become effective upon the close of business on December 31, 2008.
     1. Section 4(a) of the Agreement shall be replaced with the following sentence:
Payment of Cash. Following a determination by the Committee that the Performance Measures were satisfied during one or more fiscal years, the Company shall pay to the Award Recipient, within 90 days of December 31, 2009 (the “Settlement Date”), cash equal to the percentage of the Cash Award that has vested.
     2. Section 5(b)(ii) shall be replaced with the following paragraph:
Upon the Award Recipient’s termination by reason of Disability, Retirement or Death, the Award Recipient shall vest in a pro rata portion of the Cash Award. The pro rata portion of the Cash Award shall be determined in the same manner as provided in Section 5(b)(i) above. Amounts vested as a result of Retirement shall be paid on the Settlement Date. Amounts vested due to Death shall be paid within 30 days of the Committee’s determination that the Performance Measures were achieved for the year of the Award Recipient’s Death, but in no event later than 90 days following the year of the Award Recipient’s Death. Amounts vested due to Award Recipient’s Disability or Retirement prior to the Settlement Date shall be paid on the Settlement Date.
     3. Section 17 shall be replaced with the following paragraph:
This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.
BearingPoint shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if the Award Recipient is a “specified employee” within the meaning of Section 409A as of the date of the Award Recipient’s termination of employment and BearingPoint determines, in good faith, that immediate payment of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Agreement upon the Award Recipient’s “separation from service” within the meaning of Section 409A which
(i)	are subject to the provisions of Section 409A;

(ii)	are not otherwise excluded under Section 409A; and

(iii)	would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of Award Recipient’s death.
For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.
     4. Adjustment or Amendment
Notwithstanding anything in the Agreement or in the Plan to the contrary, no adjustment or substitution pursuant to Section 7.7 of the Plan and no amendment to the Agreement pursuant to Section 7.2 of the Plan or Section 10 of the Agreement, as applicable, shall be made in a manner that results in noncompliance with the requirements of Section 409A. The foregoing rule shall apply to the extent a Performance Cash Award is subject to Section 409A or to the extent a Performance Cash Award becomes subject to Section 409A as a result of the adjustment, substitution or amendment described herein.

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